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                             [LETTERHEAD OF IMAGEX]

November 12, 1998

Mr. Richard P. Begert
20419 NE 63rd Street
Redmond, WA  98053

Dear Rich:

The Board of Directors and I personally are happy to extend to you an offer join the ImageX.com team as President and Chief Executive Officer.

As Chief Executive Officer, you will report directly to the Board of Directors. You will have complete responsibility for the development and implementation of the strategic direction of ImageX.com; for development of the organization to grow the company in revenues and profitability; and for marketing the company within the corporate and financial sectors to position ImageX.com as a leading e-commerce company.

The Board of Directors is pleased to offer you the following:

The full-time position of President and Chief Executive Officer reporting directly to the Board of Directors of ImageX.com, beginning as soon as practicable. You will also be appointed a member of the Board. This will require an amendment to our shareholder's agreement that the company will obtain as promptly as possible.

Your initial base cash compensation will be at the rate of two hundred twenty-five thousand dollars ($225,000) per year. Your salary will be reviewed annually. In addition, you will be eligible to participate in a bonus program (at up to 100% of your base salary) for ImageX.com officers, the details of which are to be determined by you and the Board of Directors based on the Company's performance against measured criteria.

Further, you personally will be eligible for additional bonuses for the achievement of profitability goals once we have approved your strategic plan for the Company.

You will eligible to purchase one million (1,000,000) shares of the common stock of ImageX.com at $.20 a share subject to the company obtaining a waiver of our shareholder's preemptive rights. This amounts to an equity participation in the Company equal to approximately 6% of the fully diluted outstanding shares. These will be dwindling repurchase shares that the company will have the right to repurchase on the same 50-month vesting schedule described in the company's Stock Incentive Compensation Plan. You will need to make an IRS Section 83(b) election within thirty days of your purchase of the stock.

The company will provide you a loan to purchase these shares. The loan will be amortized over the same 50-month vesting period of the dwindling repurchase shares (the loan will mature as your shares vest). You will be required to pay the interest monthly until the loan matures. Your shares will be pledged to secure payment of the loan.
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Mr. Richard P. Begert
November 5, 1998
Page Two


You will also receive Incentive Stock Options to purchase an additional 100,000 shares upon completion of the planned near-term private placement at a level of $15 million or greater.

These options would vest over a four-year period in accordance with the provisions of the existing company stock option plan. The terms of the option plan regarding change of control transactions will apply to all of your shares. This is for your protection and not to provide any incentive to sell the company versus the pursuit of independent growth of ImageX.com. The exercise price of these options will be the fair market value at the time of grant.

You will be eligible to participate in all existing company benefits. These plans are subject to change at any time. All of your reasonable expenses incurred during the conduct of Company business will be reimbursed.

As a condition of your employment, you will be required to sign ImageX.com's Confidentiality, Non-competition and Invention Assignment Agreement, a copy of which will be forwarded to you. Your employment with ImageX.com will be on an at will basis, meaning that either you or the company will be free to terminate the relationship at any time and for any reason.

If your employment is terminated by the company without Cause (as defined in the company's Stock Incentive Compensation Plan, section 2.3), your base salary will continue to be paid for a period of six months, to be reduced by the amount of your gross compensation from any employment or consulting fees you receive during that period.

Rich, we are very enthusiastic about your joining our team. We are confident that you will provide the strategic vision and leadership necessary to build ImageX.com into a world class enterprise.

Sincerely


/s/ F. Joseph Verschueren
-------------------------
F. Joseph Verschueren
President/CEO, Chairman
(on behalf of the Board of Directors of ImageX.com)

I accept the terms and conditions of this offer for employment.


/s/ Richard P Begert                                                  11/13/98
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Richard P. Begert                                                     Date